Exhibit 99.1

October 11, 2012 for Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2012

NORTH LIBERTY, IOWA - October 11, 2012 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended September 30, 2012. Operating revenues for the quarter increased 1.9% to $135.0 million from $132.5 million in the third quarter of 2011. Operating revenues for the nine month period increased 3.1% to $409.6 million from $397.4 million in the 2011 period. Operating income for the three and nine month periods of 2012 were negatively impacted by a $5.1 million and $12.9 million decrease in gains on disposal of property and equipment, respectively. Net income was $12.4 million in the 2012 quarter period compared to $15.4 million in the 2011 quarter period, a 19.3% decrease. Net income was $47.2 million in the nine month period ended September 30, 2012 compared to $52.8 million in the same nine month period in 2011, a 10.5% decrease. Basic earnings per share decreased 11.8% to $0.15 from $0.17 reported in the third quarter of 2011. Basic earnings per share decreased 5.2% to $0.55 from $0.58 reported in the first nine months of 2011.

Fuel surcharge revenues for the quarter decreased 1.0% to $27.1 million from $27.4 million in the third quarter of 2011. Fuel surcharge revenues for the nine month period increased 3.9% to $84.4 million from $81.3 million in the 2011 nine month period. For the quarter, we posted an operating ratio (operating expenses as a percentage of operating revenues) of 85.4% and a 9.2% net margin (net income as a percentage of operating revenues). For the nine month period, the Company posted an operating ratio of 82.9% and an 11.5% net margin.

The industry continues to be challenged by the shortage of qualified drivers and erratic fuel prices. We achieved minimal fleet growth in the 3rd quarter of 2012 compared to the third quarter of 2011. We continue to aggressively manage our fuel cost through newer model revenue equipment and strategic fuel purchasing decisions. Fuel expense increased $1.5 million or 3.6% during the quarter. The U.S. average cost of diesel fuel was $3.957 per gallon during the third quarter of 2012 compared to $3.859 per gallon in the third quarter of 2011, a 2.5% increase. The average cost of diesel fuel increased approximately $0.40 per gallon during the 3rd quarter of 2012 and the spread between the highest price and lowest price during the quarter was $0.45 per gallon. Fuel price swings of this nature will continue to have negative impacts to our earnings.

The average age of our tractor fleet was 2.4 years as of September 30, 2012 with all of the fleet being 2010 models and newer. The average age of our trailer fleet has improved to 3.3 years at September 30, 2012 compared to 4.2 years at September 30, 2011. We will continue to take advantage of the favorable used trailer market throughout the 4th quarter to upgrade our trailer fleet. As of September 30, 2012 we had taken delivery of 974 new Wabash trailers during 2012 including delivery of 496 during the 3rd quarter. We anticipate delivery of an additional 26 trailers in October. By the end of the year, 100% of our trailer fleet will be 2007 models or newer.

Our financial position continues to be strong. We ended the quarter with cash, cash equivalents, and long-term investments totaling $233.8 million, a $43.5 million increase from the $190.3 million reported at December 31, 2011. Long-term investments include $22.3 million of illiquid auction rate securities, at par. Since February 2008, the Company has received $176.1 million in calls, all at par. No calls were received during the third quarter of 2012. Net cash flows from operations continue to be strong at 16.5% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $546.3 million. The Company ended the past twelve month period with a return on total assets of 11.8% and a 17.9% return on equity.

Commitment to our shareholders continues through the payment of cash dividends and the purchase of our common stock. A dividend of $0.02 per share was declared during the quarter and was paid on October 2, 2012. The Company has now paid cumulative cash dividends of $349.8 million, including two special dividends, over the past thirty-seven consecutive quarters. Also, we repurchased 690,906 shares of our common stock during the quarter for approximately $9.5 million. At September 30, 2012, we had 3.9 million remaining shares under our share repurchase program.

Award winning on-time service is the foundation of our organization. This year we have been recognized with several customer service awards. These awards include the Eastman Chemical 2011 Supplier Excellence Award for the sixteenth consecutive year, the 2011 Winegard Company Truckload Carrier of the Year Award, the Cost Plus World Market 2011 Premier Carrier Partner Award, the Lowe's 2011 Gold Carrier Award, the Walmart Transportation 2011 Sam's Carrier of the Year Award, the Nestle Waters Madison 2011 World Class Customer Service Award, the FedEx SmartPost Carrier of the Year award for the fifth time, the FedEx Gold Service Award for 99.87% on time service, the Dupont 2011 Outstanding Service Award, TransFreight Certificate of Appreciation for dedication to exceptional performance, the United Sugars 2012 Service in Excellence Award, the Sonoco 2012 Prospector Award, the Schneider Logistics Carrier of the Year Award, the 2011 BP Safety Award, and the LXP Managed Freight Elite Fleet Member Award. In addition, we received the Fleet Owner magazine 2011 For-Hire Fleet of the Year and the Logistics Management magazine Dry-Freight Carriers Quest for Quality Award for the tenth consecutive year as well as the Environmental Protection Agency's SmartWay Excellence Award.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
OPERATING REVENUE	$135,010	$132,529	$409,552	$397,413

OPERATING EXPENSES:
Salaries, wages, and benefits	$40,899	$40,903	$125,857	$124,832
Rent and purchased transportation	1,495	1,832	4,752	5,767
Fuel	42,443	40,966	126,259	122,421
Operations and maintenance	6,468	5,257	18,371	16,504
Operating taxes and licenses	2,122	2,400	6,445	6,952
Insurance and claims	4,832	3,920	11,297	10,373
Communications and utilities	756	770	2,249	2,141
Depreciation	14,250	14,900	42,184	40,942
Other operating expenses	3,752	3,248	11,379	10,119
Gain on disposal of property and equipment	(1,674)	(6,799)	(9,433)	(22,329)

	115,343	107,397	339,360	317,722

Operating income	19,667	25,132	70,192	79,691

Interest income	191	174	500	620

Income before income taxes	19,858	25,306	70,692	80,311

Federal and state income taxes	7,424	9,907	23,443	27,501

Net income	$12,434	$15,399	$47,249	$52,810

Earnings per share
Basic	$0.15	$0.17	$0.55	$0.58
Diluted	$0.14	$0.17	$0.55	$0.58

Weighted average shares outstanding
Basic	85,646	90,129	86,189	90,500
Diluted	85,925	90,129	86,508	90,500

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
	September 30,	December 31,
ASSETS	2012	2011
CURRENT ASSETS	(Unaudited)
Cash and cash equivalents	$212,741	$139,770
Trade receivables, net	50,756	44,198
Prepaid tires	7,146	12,820
Other current assets	4,550	1,932
Income tax receivable	1,828	314
Deferred income taxes, net	13,069	14,401
Total current assets	290,090	213,435

PROPERTY AND EQUIPMENT	410,268	409,710
Less accumulated depreciation	188,280	161,269
	221,988	248,441
LONG-TERM INVESTMENTS	21,041	50,569
OTHER ASSETS	13,225	13,221
	$546,344	$525,666
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$9,258	$9,088
Compensation and benefits	16,928	15,493
Insurance accruals	13,916	13,997
Other accruals	7,384	7,085
Total current liabilities	47,486	45,663
LONG-TERM LIABILITIES
Income taxes payable	21,855	24,077
Deferred income taxes, net	47,263	57,661
Insurance accruals less current portion	57,582	57,494
Total long-term liabilities	126,700	139,232
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2012 and 2011; outstanding 85,490 in 2012 and 86,475 in 2011	907	907
Additional paid-in capital	2,589	589
Retained earnings	440,768	398,706
Treasury stock, at cost; 5,199 shares in 2012 and 4,214 shares in 2011	(70,822)	(56,350)
Accumulated other comprehensive loss	(1,284)	(3,081)
	372,158	340,771
	$546,344	$525,666